Exhibit 10.2

AMENDED AND RESTATED

CONTRIBUTION AGREEMENT

by and between

DLJ MB IV HRH, LLC

a Delaware limited liability company

and

Morgans Hotel Group Co.

a Delaware corporation

Dated as of December 2, 2006

	7.8.	Actions with Respect to Equity Financing	21
	7.9.	Actions with Respect to Casino Lease	21
	7.10.	Confidentiality	21
	7.11.	Approved Development Budget	22

8.	TERMINATION		22
	8.1.	Termination	22
	8.2.	Effect of Termination	23
	8.3.	Escrow Deposits	23

9.	INDEMNIFICATION		26
	9.1.	Survival of Representations and Warranties	26
	9.2.	General Indemnification	26
	9.3.	Survival	28

10.	MISCELLANEOUS		28
	10.1.	Public Statements	28
	10.2.	Injunctive Relief	28
	10.3.	Governing Law/Choice of Law and Forum	28
	10.4.	Entire Agreement; Amendment; Waiver	29
	10.5.	Binding Effect/Nonassignment	29
	10.6.	Invalidity of Provision	29
	10.7.	Notices	29
	10.8.	Headings; Execution in Counterparts	30
	10.9.	No Strict Construction	30
	10.10.	Amended and Restated Terms	30
	10.11.	Survival	30

LIST OF EXHIBITS

Exhibits Referenced

A             FORM OF LLC AGREEMENT

B             ACQUISITION AGREEMENTS

C             FORM OF MANAGEMENT AGREEMENT

D             MERGER AGREEMENT

E              FORM OF TECHNICAL SERVICES AGREEMENT

F              CASINO LEASE

G             PROPOSED TRANSACTION STRUCTURE CHART

H             EQUITY COMMITMENT LETTER

I               FORM OF INDEMNITY AGREEMENT

J              PERMANENT FINANCING TERM SHEET

K             APPROVED DEVELOPMENT BUDGET

AMENDED AND RESTATED CONTRIBUTION AGREEMENT

THIS AMENDED AND RESTATED CONTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of December 2, 2006 (the “Effective Date”) by and between DLJ MB IV HRH, LLC, a Delaware limited liability company (“DLJMB”), and Morgans Hotel Group, Co., a Delaware corporation (“Morgans”). Capitalized terms not otherwise defined in this Agreement shall have the respective meanings specified in the LLC Agreement.

RECITALS

A.            Hard Rock Holdings, LLC, a Delaware limited liability company (“Holdings”), will be formed to effect the acquisition of the Hard Rock Hotel & Casino (the “Hotel/Casino”) in Las Vegas, Nevada, including (a) the capital stock of Hard Rock Hotel, Inc. (“HRH”); (b) the approximately twenty-three (23) acres of land adjacent thereto and all related entitlements; (c) the land under the Hard Rock Café site located adjacent to the Hotel/Casino; (d) certain intellectual property and trademarks; and (e) any other assets being acquired by the Morgans Parties under the Merger Agreement or any related agreements with Peter Morton, PM Realty, LLC, Red, White and Blue Pictures, Inc. and HR Condominium Investors (Vegas), LLC, as applicable (collectively, as more specifically described in the Acquisition Agreements (as defined below) the “Acquired Assets”).  Upon the acquisition of the Acquired Assets (the “Acquisition”), Holdings will own, manage, renovate and develop such Acquired Assets.

B.            The Morgans Parties (as defined below) previously entered into agreements for the purchase of the Acquired Assets (together with all documents, instruments, certificates, schedules and exhibits attached or related thereto, as each may be amended, modified or supplemented from time to time in accordance with the provisions of this Agreement, the “Acquisition Agreements,” each of which is set forth on Exhibit B).

C.            As set forth in, and subject to the terms of, this Agreement, the Morgans Parties intend to assign all of their right, title and interest in the Acquisition Agreements and the Acquired Assets to Holdings, and Holdings will assume the Acquisition Agreements.

D.            On the Closing Date, and subject to the terms of this Agreement, (a) DLJMB will contribute, and will cause DLJMB LLC to contribute the DLJMB Initial Capital Commitment to Holdings and (b) Morgans will be deemed to have contributed the Morgans Initial Capital Commitment to Holdings, in each case in exchange for the respective Percentage Interest, as adjusted from time to time, and on the terms and subject to the conditions set forth in the LLC Agreement.

E.             Following the consummation of the transactions contemplated by this Agreement and the Acquisition Agreements, and subject to the terms of this Agreement, Morgans Management shall manage the Hard Rock Hotel and Casino pursuant to the terms and conditions of the form of Management Agreement attached hereto as Exhibit C.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual representations, warranties, covenants, agreements and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             DEFINITIONS

For purposes of this Agreement:

“Acquired Assets” has the meaning specified in the Recitals.

“Acquisition” has the meaning specified in the Recitals.

“Acquisition Agreements” has the meaning specified in the Recitals.

“Affiliate” means, as to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such first Person.  For the purposes of this Agreement, a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management, policies and/or decision making of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the Preamble.

“Applied Amount” has the meaning set forth in Section 3.2(b).

“Assignment Agreements” has the meaning set forth in Section 3.1(b).

“Breach” means, with respect to a representation, warranty, covenant, obligation or other provision, any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision.

“Break Up Amount” means (a) for the period beginning on the termination date of the Merger Agreement through the second anniversary thereof, an amount, not to exceed Twenty Five Million Dollars ($25,000,000), equal to fifty percent (50%) of the aggregate amount of funds released to the Selling Parties from the escrows established under the Escrow Agreements; and (b) for the period after the second anniversary of the termination date of the Merger Agreement, Twenty Five Million Dollars ($25,000,000), less fifty percent (50%) of any amounts released from such escrows to the Morgans Parties, in each case, exclusive of any interest or other investment income earned thereon from and after May 11, 2006.

“Casino Lease” means that certain Casino Sublease attached hereto as Exhibit F, dated as of November 6, 2006, among Merger Sub, Morgans and Golden HRC, LLC or, in the event that Golden HRC, LLC does not receive the Gaming Approvals before Closing, such other casino lease as Holdings or an Affiliate of Holdings enters into with another lessee on terms taken as a whole no less favorable to Holdings or such Affiliate in any material respect, as amended, modified or supplemented in accordance with the terms of this Agreement.

“Claim” has the meaning specified in Section 9.2(d).

“Closing” has the meaning specified in Section 2.

“Closing Date” has the meaning specified in Section 2.

“Column” means Column Financial, Inc. or any successor thereto.

“Credit Facility Commitment Letter” means the commitment letter from Column, dated as of May 11, 2006, pursuant to which Column committed to provide a credit facility with an aggregate principal amount equal to the lesser of Seven Hundred Million Dollars ($700,000,000) and eighty-two and one half percent (82.5%) of the capitalized cost of the Acquisition, as amended, modified or supplemented from time to time in accordance with this Agreement, or, instead of such commitment letter, any substitute commitment letter or definitive agreement, entered into by the Morgans Parties or Holdings in accordance with Section 7.4, including, without limitation, any commitment letter regarding the financing contemplated by the Permanent Financing Term Sheet.

“Debt Financing” has the meaning specified in Section 6.9.

“DLJMB” has the meaning specified in the Preamble.

“DLJMB Condition Failure” has the meaning specified in Section 8.1(c).

“DLJMB Expenses” has the meaning specified in Section 7.2.

“DLJMB Initial Capital Commitment” has the meaning specified in Section 3.2(a).

“DLJMB LLC” means the entity identified as DLJMB VoteCo, LLC, a Delaware limited liability company, in the LLC Agreement.

“DLJMB Termination Notices” has the meaning specified in Section 7.3.

“DLJMB’s Cap” has the meaning set forth in Section 9.2(b).

“Effective Date” has the meaning set forth in the Preamble.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“Equity Commitment Letter” means the commitment letter attached hereto as Exhibit H from DLJ Merchant Banking Partners IV, L.P. and certain of its affiliated entities dated as of November 7, 2006, pursuant to which such entities committed to provide One Hundred Million Dollars ($100,000,000) of equity capital to DLJMB in connection with the transactions contemplated by this Agreement, as amended, restated or supplemented to provide for an additional commitment of Twenty Million Dollars ($20,000,000) of equity capital to DLJMB by such parties in accordance with Section 7.8.

“Escrow Agreements” means, collectively, the Escrow Agreement dated May 11, 2006 by and among Lily Pond Investments, Inc., Morgans, and Chicago Title Agency of Nevada, Inc. and the Escrow Agreement dated May 11, 2006 by and among PM Realty, LLC, Red, White and Blue Pictures, Inc., Peter A. Morton, 510 Development Corporation, Morgans Group LLC, and Chicago Title Agency of Nevada, Inc.

“Escrow Deposits” means the aggregate amount of Fifty Million Dollars ($50,000,000) deposited into escrow by the Morgans Parties pursuant to the Acquisition Agreements, plus any interest accrued thereon from and after the date of such deposit in accordance with the Acquisition Agreements.

“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority required to permit the parties hereto to consummate the transactions contemplated by this Agreement, including for the avoidance of doubt, all liquor licenses and all such approvals issued by a Gaming Authority as may be required to permit the operation under the Casino Lease of the casino at the Hotel/Casino.

“Gaming Authorities” means any governmental authority or agency with regulatory control or jurisdiction over the conduct of lawful gaming or gambling, including the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board.

“Governmental Body” means any (a) nation, principality, state, province, territory, county, municipality, district or other jurisdiction of any nature; (b) Federal, state, local, municipal, foreign or other government; or (c) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Holdings” has the meaning specified in the Recitals.

“Hotel/Casino” has the meaning specified in the Recitals.

“HRH” has the meaning specified in the Recitals.

“HRH Bond Documents” means both (a) the Indenture dated as of May 30, 2003 between HRH and U.S. Bank National Association, as supplemented on November 20, 2003 and November 24, 2003 and (b) the HRH Junior Notes.

“HRH Bonds” means both (a) the HRH Second Lien Notes and (b) the HRH Junior Notes.

“HRH Junior Notes” means HRH’s Junior Subordinated Notes due 2014.

“HRH Second Lien Notes” means HRH’s 8-7/8% Second Lien Notes due 2013.

“Indemnitee” has the meaning specified in Section 9.2(d).

“Indemnitor” has the meaning specified in Section 9.2(d).

“Indemnity Agreement” means the Payment Contribution and Indemnity Agreement in the form attached hereto as Exhibit I.

“Initial Capital Commitments” means the DLJMB Initial Capital Commitment and the Morgans Initial Capital Commitment as set forth in Section 3.2(a).

“Knowledge” means the actual knowledge of Edward Scheetz, Marc Gordon, David Smail, Jennifer Nellany, Matt Armstrong, Arthur Blee and Ana Nekhamkin after reasonable inquiry; and the knowledge of no other Person shall be imputed to any such individual.

“LLC Agreement” has the meaning specified in Section 3.3(a).

“Loss” or “Losses” means any loss, liability, demand, claim, action, cause of action, cost, damage, diminution in value, deficiency, tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing and the enforcement of any rights hereunder).

“Management Agreement” means that certain Hotel Management Agreement in substantially the form attached hereto as Exhibit C to be entered into at the Closing by Morgans Management, Holdings and the other parties thereto.

“Material Adverse Effect” has the meaning specified in the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated May 11, 2006, by and among Morgans, MHG HR Acquisition Corp., Hard Rock Hotel, Inc. and Peter H. Morton as attached to this Agreement as Exhibit D, as amended, modified or supplemented from time to time in accordance with this Agreement.

“Merger Sub” has the meaning specified in Section 6.6.

“Morgans” has the meaning specified in the Preamble.

“Morgans Condition Failure” has the meaning specified in Section 8.1(b).

“Morgans Expenses” has the meaning specified in Section 7.2.

“Morgans Initial Capital Commitment” shall have the meaning specified in Section 3.2(b).

“Morgans Management” shall mean Morgans Hotel Group Management LLC, a Delaware limited liability company.

“Morgans Parties” means, collectively, Morgans and any Affiliate of Morgans that is a party to any of the Acquisition Agreements or any of the Exhibits to this Agreement; provided, however, that Holdings shall not be deemed to be a Morgans Party.

“Order” means any (a) order, judgment, injunction, edict, decree, ruling, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) contract or agreement with any Governmental Body that is or has been entered into in connection with any proceeding.

“Percentage Interest” means the percentage interests in Holdings specified in Exhibit E of the LLC Agreement.

“Permanent Financing Term Sheet” means the term sheet from Column attached hereto as Exhibit J.

“Person” means any individual, Entity or Governmental Body.

“Proposed Transaction Structure Chart” means the Proposed Transaction Structure Chart attached hereto as Exhibit G, as may be modified from time to time by Morgans with the prior written consent of DLJMB, which consent shall not be unreasonably withheld, delayed or conditioned.

“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, investors, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) provided, however, that all such Persons shall be bound by the same restrictions on disclosure and use of confidential information as apply to DLJMB and Morgans hereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Parties” means, collectively, Hard Rock Hotel, Inc., Peter H. Morton, PM Realty, LLC, Red, White and Blue Pictures, Inc. and HR Condominium Investors (Vegas), L.L.C.

“Technical Services Agreement” means that certain Technical Services Agreement in substantially the form attached hereto as Exhibit E to be entered into at Closing by Morgans Management, Holdings and the other parties thereto with such changes and modifications as may be mutually agreed in writing.

2.             CLOSING

If the conditions in Article 4 have been satisfied or waived, then the closing of the contribution of assets provided for in this Agreement (the “Closing”) shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, on the same date as the closing of the transactions contemplated by the Merger Agreement, at 9:00 a.m. New York time, or at such other time and place as may be fixed by mutual agreement of all the parties hereto (the “Closing Date”).

3.             EVENTS OCCURRING ON OR PRIOR TO THE CLOSING DATE

3.1.                            Organization of Holdings and Assignment of Rights.

On or prior to the Closing Date:

(a)           Morgans shall cause Holdings to be formed as a limited liability company under the laws of the State of Delaware, and shall take such other steps as may be necessary to form the subsidiaries contemplated in the Proposed Transaction Structure Chart.

(b)           The Morgans Parties shall assign all of their right, title and interest in the Acquisition Agreements to Holdings and Morgans and DLJMB shall cause Holdings to (i) assume all of the obligations of the Morgans Parties thereunder and (ii) indemnify the Morgans Parties from and against any Losses in connection therewith (except to the extent Morgans has indemnity or other contractual obligations to DLJMB with respect to such Losses under this Agreement) pursuant to one or more assignment, transfer and conveyance agreements in form and substance reasonably satisfactory to the Morgans Parties and DLJMB (collectively, the “Assignment Agreements”).  At the Closing, the Escrow Deposits shall be credited towards the purchase price of the Acquisition (as contemplated in the Acquisition Agreements).

3.2.                            Initial Capital Contributions.

(a)           DLJMB Initial Capital Contribution.  At the Closing, DLJMB and DLJMB LLC shall contribute to Holdings an aggregate cash amount of One Hundred Twenty Million Dollars ($120,000,000), or such lesser amount as the parties shall mutually agree in writing (the “DLJMB Initial Capital Commitment”) via wire transfer of immediately available funds to a bank account of Holdings designated by Morgans at least three (3) business days before Closing.

(b)          Morgans Initial Capital Contribution.  At the Closing, Morgans shall contribute to Holdings an aggregate cash amount of Sixty Million Dollars ($60,000,000), or such lesser amount as the parties shall mutually agree in writing (the “Morgans Initial Capital Commitment”); provided, however, that the amount to be contributed by Morgans at Closing pursuant to this Section 3.2(b) shall be deemed satisfied by the application of (i) the Escrow Deposits as contemplated by Section 3.1(b) and (ii) the Morgans Expenses as contemplated by Section 7.2 (the amounts referred to in clauses (i) and (ii), collectively, the “Applied Amounts”), to the extent that the Applied Amounts credited is equal to or greater than Morgans Initial Capital Commitment; and provided, further, that DLJMB and Morgans shall cause Holdings to pay to Morgans at Closing the entire amount by which the Applied Amounts exceed the Morgans Initial Capital Commitment.

3.3.         Deliveries by DLJMB.  On the Closing Date, DLJMB shall execute and deliver, or cause to be executed and delivered, as applicable, the following:

(a)           LLC Agreement.  Two originals of the Limited Liability Company Agreement to Morgans, each duly executed by DLJMB and DLJMB LLC, substantially in the form attached hereto as Exhibit A; provided, however, that the parties shall cooperate in good faith to incorporate the terms referenced in Annex A attached thereto into the definitive form of such agreement to be executed on the Closing Date (the “LLC Agreement”).

(b)           DLJMB Initial Capital Commitment. The DLJMB Initial Capital Commitment to Holdings.

(c)           Officer’s Certificate.  An officer of DLJMB shall deliver to Morgans an officer’s certificate confirming, with respect to DLJMB, the items set forth in (a) and (b) of Section 4.2.

(d)           Indemnity Agreement.  Two originals of the Indemnity Agreement to Morgans, each duly executed by DLJ Merchant Banking Partners IV, L.P. and/or such Affiliates of DLJ Merchant Banking Partners IV, L.P., as shall sign the Joinder Agreement (as defined in the Indemnity Agreement).

3.4.         Deliveries by Morgans.  On the Closing Date, Morgans shall execute and deliver, or cause to be executed and delivered, as applicable, the following:

(a)   LLC Agreement.  Two originals of the LLC Agreement to DLJMB, each duly executed by Morgans.

(b)   Management Agreement.  Two originals of the Management Agreement to DLJMB, each duly executed by Morgans Management.

(c)   Technical Services Agreement.  Two originals of the Technical Services Agreement to DLJMB, each duly executed by Morgans Management.

(d)   Morgans Initial Capital Commitment.  Officers of the Morgans Parties shall deliver to DLJMB an officers’ certificate confirming that the Morgans Initial Capital Commitment has been credited to the purchase price of the Acquisition.

(e)   Officer’s Certificate.  An officer of Morgans shall deliver to DLJMB an officer’s certificate confirming, with respect to Morgans, the items set forth in (a) and (b) of Section 4.1.

(f)    Assignment Agreements.  Two originals of each Assignment Agreement to DLJMB, each duly executed by the applicable Morgans Parties, as assignors.

(g)           Indemnity Agreement.  Two originals of the Indemnity Agreement to DLJMB, each duly executed by Morgans.

3.5.         Deliveries by Holdings.  On the Closing Date, Morgans and DLJMB shall cause Holdings to execute and deliver the following:

(a)   Assignment Agreements.  Two originals of each Assignment Agreement to DLJMB and Morgans, each duly executed by Holdings, as assignee.

(b)   LLC Agreement.  Two originals of the LLC Agreement to each of DLJMB and Morgans, each duly executed by Holdings.

(c)   Management Agreement. Two originals of the Management Agreement to each of DLJMB, Morgans, and Morgans Management, each duly executed by Holdings.

(d)   Technical Services Agreement.  Two originals of the Technical Services Agreement to each of DLJMB, Morgans, and Morgans Management, each duly executed by Holdings.

4.             CLOSING CONDITIONS

4.1.         Conditions Precedent to Obligations of DLJMB.  The obligations of DLJMB to execute and deliver the LLC Agreement and to pay the DLJMB Initial Capital Commitment in accordance with Section 3.2(a) shall be subject to the satisfaction on or prior to the Closing Date, of the following conditions, any of which may be waived, in writing, by DLJMB in its discretion:

(a)           All of the representations and warranties of the Morgans Parties contained in Article 6 of this Agreement shall be true and correct in all material respects on the date of this Agreement and, in the case of the representations and warranties contained in Sections 6.1, 6.2, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10 and 6.11 of this Agreement only, on the Closing Date (other than with respect to matters consented to in writing by DLJMB in accordance with this Agreement) as if made at and as of such date (or, in the case of representations and warranties which address matters only as of a particular date, as of such date);

(b)           The Morgans Parties shall have complied with and performed in all material respects all of their respective covenants contained herein which are to be performed by them on or prior to the Closing Date;

(c)           All of the conditions to the obligations of the Morgans Parties to close under the Merger Agreement (as set forth in Section 5.1 and 5.2 of the Merger Agreement) shall have been satisfied and the transactions contemplated by such agreements shall occur concurrently with the Closing hereunder;

(d)           There shall be no temporary restraining order or preliminary or permanent injunction of any court or administrative agency of competent jurisdiction prohibiting the consummation of any transactions contemplated by this Agreement;

(e)           Either (i) Golden HRC, LLC or one of its Affiliates shall have obtained the Gaming Approvals or (ii) Holdings (or a direct or indirect subsidiary of Holdings) shall have entered into a Casino Lease with another casino operator and such other casino operator shall have obtained the Gaming Approvals such that the casino at the Hard Rock Hotel & Casino is able to be open for business on the date following the Closing Date; and

(f)         The condition set forth in Section 5.3(c) of the Merger Agreement (as in effect on the date hereof) shall have been satisfied, and the liens securing the obligations referenced in such condition shall have been released; provided, however, in the event that the condition described in this clause (f) has not been satisfied at the Closing but (i) the Selling Parties have waived the condition set forth in Section 5.3(c) of the Merger Agreement, and (ii) the lenders under the Permanent Financing Term Sheet have (A) waived and/or funded over any condition which would require that the outstanding HRH Bonds shall have been defeased, repaid, discharged or otherwise satisfied at the time of Closing and that the liens securing the Second Lien Notes shall have been released, and (B) not reduced the amount of funds that would have been available to the borrowers prior to the granting of such waivers due to the failure of any condition referred to in the preceding clause (A) to be satisfied, and (iii) the Morgans Parties are in compliance with their obligations under the third sentence of Section 7.3 hereof, then the condition in this clause (f) shall be deemed to be satisfied.

4.2.         Conditions Precedent to Obligations of Morgans.  The obligations of Morgans to execute and deliver the LLC Agreement and to pay the Morgans Initial Capital Commitment in accordance with Section 3.2(a) shall be subject to the satisfaction on or prior to the Closing Date, of the following conditions, any of which may be waived, in writing, by Morgans in its discretion:

(a)           The representations and warranties of DLJMB contained in Article 5 of this Agreement shall be true and correct in all material respects both on the date of this Agreement and the Closing Date as if made at and as of such date (or, in the case of representations and warranties which address matters only as of a particular date, as of such date);

(b)           DLJMB shall have complied with and performed in all material respects, its covenants contained herein which are to be performed by DLJMB on or prior to the Closing Date;

(c)           All of the conditions to the obligations of any of the Morgans Parties to close under the Merger Agreement (as set forth in Section 5.1 and 5.2 of the Merger Agreement) shall have been satisfied and the transactions contemplated by such agreements shall occur concurrently with the Closing hereunder; and

(d)           There shall be no temporary restraining order or preliminary or permanent injunction of any court or administrative agency of competent jurisdiction prohibiting the consummation of any transactions contemplated by this Agreement.

5.             REPRESENTATIONS AND WARRANTIES OF DLJMB

Except as specifically set forth in certain schedules provided by DLJMB to Morgans and attached to this Agreement, which are numbered to correspond to the Section numbers of this Agreement, DLJMB hereby represents and warrants to Morgans as of the Effective Date and as of the Closing Date as follows:

5.1.         Organization, Good Standing.  DLJMB is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  DLJMB has the requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

5.2.         Authorization; No Breach.  This Agreement has been duly authorized, executed and delivered by DLJMB.  Assuming that this Agreement is a valid and binding obligation of Morgans, this Agreement constitutes a valid and binding obligation of DLJMB, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  The execution, delivery and performance by DLJMB of this Agreement does not and shall not (i) conflict with any of the provisions of the articles of incorporation, bylaws or similar organizational documents of DLJMB (ii) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under (whether with or without the passage of time, the giving of notice or both) any agreement, contract or instrument to which DLJMB is subject, (iii) result in the creation of any lien or Encumbrance upon Holdings’ equity interests or assets or any equity interests or assets that comprise part of the Acquired Assets, other than as contemplated herein or by the Credit Facility Commitment Letter, (iv) result in a violation of any law, statute, rule, regulation, order, judgment or decree to which DLJMB is subject or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Governmental Body.

5.3.         Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of DLJMB or any of its respective Affiliates.

5.4.         Investment Representation.  Each of DLJMB and DLJMB LLC is making the DLJMB Initial Capital Commitment for its own account with the present intention of holding its interests in Holdings for investment purposes and not with a view to or for sale in connection with any public distribution of such interests in violation of any federal or state securities laws.  Each of DLJMB and DLJMB LLC is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.  Each of DLJMB and DLJMB LLC acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of interests in Holdings.  Each of DLJMB and DLJMB LLC acknowledges that the interests in Holdings have not been registered under the Securities Act or any state or foreign securities laws and that such interests may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

5.5.         Sufficient Funds.  DLJMB and DLJMB LLC have (and at Closing will have) sufficient unrestricted cash available to enable them to satisfy their respective obligations hereunder on and after the Closing Date.

5.6.         Hart-Scott-Rodino. Neither DLJMB nor DLJMB LLC is required to make a filing under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with the Acquisition or the performance of DLJMB’s obligations under this Agreement.

5.7.         Equity Commitment Letter.  A true and correct copy of the Equity Commitment Letter is attached hereto as Exhibit H.  Pursuant to the Equity Commitment Letter, DLJ Merchant Banking Partners IV, L.P. and certain of its affiliated entities have agreed to provide DLJMB an aggregate amount of equity financing for the transactions contemplated by this Agreement equal to One Hundred Million Dollars ($100,000,000).  The Equity Commitment Letter has not been amended, modified or supplemented and is in full force and effect and no event has occurred which, with or without notice, the lapse of time or both, would constitute a default on the part of DLJMB under the Equity Commitment Letter.  There are no conditions precedent or other contingencies related to the funding of the full amount of such equity, other than as set forth in the Equity Commitment Letter.

5.8.         Litigation.  There are no actions, suits, proceedings, orders or claims pending, or to the knowledge (after reasonable inquiry) of DLJMB, threatened in writing against DLJMB or DLJMB LLC at law or in equity, by any Person or before or by any Governmental Body which would reasonably be expected to materially adversely affect DLJMB’s performance under this Agreement, which relate to the transactions contemplated by this Agreement or which would reasonably be expected to materially adversely affect the consummation of the transactions contemplated by this Agreement.

5.9.         No Other Representations and Warranties.  Other than the representations and warranties expressly set forth in this Article 5, DLJMB shall not be deemed to have made any other representation or warranty to Morgans in connection with this Agreement or the transactions contemplated hereby, and no other Person shall be deemed to have made any representation or warranty to Morgans in connection with this Agreement or the transactions contemplated hereby.

6.             REPRESENTATIONS AND WARRANTIES OF THE MORGANS PARTIES

Except as specifically set forth in certain schedules provided by the Morgans Parties to DLJMB and attached to this Agreement, which are numbered to correspond to the Section numbers of this Agreement, Morgans hereby represents and warrants to DLJMB as of the Effective Date as follows (provided, that the representations and warranties set forth in Sections 6.3 and 6.4 shall be true and correct only as of the Effective Date and shall not be deemed to be made as of the Closing Date:

6.1.         Organization, Good Standing, Qualification.  Morgans is a Delaware corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Morgans has the requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

6.2.         Authorization; No Breach.  This Agreement has been duly authorized, executed and delivered by Morgans.  No vote of the shareholders of Morgans is required for Morgans to authorize, execute, deliver and perform this Agreement.  Assuming that this Agreement is a valid and binding obligation of DLJMB, this Agreement constitutes a valid and binding obligation of Morgans, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  Except as set forth on Schedule 6.2, the execution, delivery and performance by Morgans of this Agreement (including, without limitation, the assignment of the Morgans Parties’ rights under the Acquisition Agreements to Holdings) does not and shall not (i) conflict with any of the provisions of the articles of incorporation or bylaws of Morgans (ii) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under (whether with or without the passage of time, the giving of notice or both) any agreement, contract or instrument to which Morgans is bound, (iii) result in the creation of any lien or Encumbrance upon Holdings’ equity interests or assets or any equity interests or assets that comprise part of the Acquired Assets, other than as contemplated herein or by the Credit Facility Commitment Letter, (iv) result in a violation of any law, statute, rule, regulation, order, judgment or decree to which Morgans is subject or (v) except for Gaming Approvals, require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Governmental Body.  Except as set forth on Schedule 6.2, none of the Morgans Parties is (and following the assignment of the Acquisition Agreements to Holdings, Holdings will not be) bound by any agreement, or party to any written non-binding term sheet, (a) with respect to the Acquired Assets (including, without limitation, any agreement to sell or dispose of any interests therein), or (b) committing it to issue or sell any equity interest in Holdings to a third party.  The Acquisition Agreements identified in Exhibit B are the only agreements among the Morgan Parties, or any of their Affiliates, and the Selling Parties, or any of their Affiliates, which are in existence as of the date hereof in connection with the Acquisition.

6.3.         No Knowledge of Misrepresentations or Omissions.  Morgans has no Knowledge that the representations and warranties of any party to the Acquisition Agreements (including, but not limited to, the Morgans Parties) are untrue or incorrect in any material respect.  The Morgans Parties have not Breached, and Morgans has no Knowledge that any other party to the Acquisition Agreements has Breached, any of the material covenants, agreements, representations or warranties in any of the Acquisition Agreements.  Except as set forth in Schedule 6.2, none of the actions and transactions contemplated by this Agreement and the agreements contemplated hereby and none of the terms, covenants or agreements in this Agreement or the agreements contemplated hereby, in any way Breach or will Breach any of the material terms, covenants or agreements of the Morgans Parties under the Acquisition Agreements.  To Morgans’ Knowledge, there has not been any change, event or effect that has had a Material Adverse Effect.  Morgans has delivered to DLJMB copies of all material reports, investigations, analyses and other similar materials or information relating to the proposed Acquisition or the Acquired Assets (a) prepared or created for Morgans by its representatives; or (b) prepared or created by Morgans internally (to the extent such internal reports, investigations, analyses and other materials or information summarize due diligence findings in a manner comparable to that of third parties).

6.4.         Litigation.  There are no actions, suits, proceedings, orders or claims pending, or to the Knowledge of Morgans, threatened in writing against the Morgans Parties or Holdings at law or in equity, by any Person or before or by any Governmental Body which would reasonably be expected to materially adversely affect Morgans’ performance under this Agreement, which relate to the transactions contemplated by this Agreement or which would reasonably be expected to materially adversely affect the consummation of the transactions contemplated by this Agreement.

6.5.         Escrow Deposits.  An aggregate of Fifty Million Dollars ($50,000,000) has been deposited into escrow under the Acquisition Agreements.  On the date hereof, the amount held in such escrows aggregate an amount equal to at least Fifty Million Dollars ($50,000,000).

6.6.         Casino Lease.  The Casino Lease has been duly authorized, executed and delivered by MHG HR Acquisition Corp. (“Merger Sub”).  Assuming that the Casino Lease is a valid and binding obligation of the lessee thereunder, the Casino Lease constitutes a valid and binding obligation of Merger Sub, subject to the terms and conditions thereof, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  Except as set forth on Schedule 6.2, the execution, delivery and performance of the Casino Lease by Merger Sub does not and, upon consummation of the Acquisition, the assumption by the Surviving Corporation (as defined in the Merger Agreement) of the obligations of Merger Sub thereunder, shall not (i) conflict with any of the provisions of the organizational documents of Merger Sub or the Surviving Corporation, as applicable, (ii) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under (whether with or without the passage of time, the giving of notice or both) any agreement, contract or instrument to which Merger Sub or the Surviving Corporation, as applicable is bound, (iii) result in the creation of any lien or Encumbrance upon Merger Sub’s or the Surviving Corporation’s equity interests or assets, as applicable, or any equity interests or assets that comprise part of the Acquired Assets, other than as contemplated herein or by the Credit Facility Commitment Letter, (iv) result in a violation of any law, statute, rule, regulation, order, judgment or decree to which Merger Sub or the Surviving Corporation is subject or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Governmental Body.

6.7.         Brokerage.  Except as set forth on Schedule 6.7, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any of the Morgans Parties.

6.8.         Investment Representation.  Morgans is making the Morgans Initial Capital Commitment for its own account with the present intention of holding its interests in Holdings for investment purposes and not with a view to or for sale in connection with any public distribution of such interests in violation of any federal or state securities laws.  Morgans is an “accredited investor” as defined in Regulation D promulgated by the Securities Act.  Morgans acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of interests in Holdings.  Morgans acknowledges that the interests in Holdings have not been registered under the Securities Act or any state or foreign securities laws and that such interests may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

6.9.         Credit Facility Commitment Letter.  As of the date hereof, Morgans has delivered to DLJMB a true and correct copy of the Credit Facility Commitment Letter pursuant to which Column has agreed to an aggregate principal amount of debt financing in connection with the transactions contemplated by the Acquisition Agreements (together with any additional or replacement financing therefor, including, the financing contemplated by the Permanent Financing Term Sheet in the event a commitment letter therefor is executed by Column, Morgans and DLJMB (if required by Column), the “Debt Financing”) equal to the lesser of Seven Hundred Million Dollars ($700,000,000) and Eighty-Two and Five-Tenths Percent (82.5%) of the capitalized costs of the Acquisition.  Except as permitted under Section 7.4, the Credit Facility Commitment Letter has not been amended, modified or supplemented and is in full force and effect and no event has occurred which, with or without notice, the lapse of time or both, would constitute a default on the part of the Morgans Parties under the Credit Facility Commitment Letter (excluding, in the event that DLJMB is a party to the Credit Facility Commitment Letter, any such default primarily caused by any action or omission of DLJMB).  There are no conditions precedent or other contingences related to the funding of the full amount of the Debt Financing, other than as set forth in the Credit Facility Commitment Letter.  The Morgans Parties have received no written notice from the lenders under the Credit Facility Commitment Letter causing them to believe that the financing under the Credit Facility Commitment Letter will not be funded.

6.10.       No Prior Activities.  As of the Closing Date, Holdings and each of its subsidiaries will have been formed for the purpose of consummating the transactions contemplated by this Agreement and will not have engaged in any business activities of any type whatsoever, or entered into any agreements or arrangements with any Person or become subject to or bound by any obligation or undertaking (other than as contemplated hereby or by the Credit Facility Commitment Letter or the Proposed Transaction Structure Chart).  As of the Closing Date, none of Holdings or any of such subsidiaries has or will have any liabilities or assets of any kind prior to Closing Date (other than as contemplated hereby or by the Credit Facility Commitment Letter or the Proposed Transaction Structure Chart).  As of the Closing Date, all interests in Holdings will be owned beneficially and of record by Morgans or one of its Affiliates free can clear of all liens or Encumbrances.  When acquired by Holdings pursuant to the Acquisition Agreements, the Acquired Assets will not have any lien, Encumbrance, defect or any other type of limitation or Loss resulting from, arising from or related to any actions or omissions of the Morgans Parties (other than as contemplated hereby or by the Credit Facility Commitment Letter or the Proposed Transaction Structure Chart).

6.11.       No Other Representations and Warranties.  Other than the representations and warranties expressly set forth in this Article 6, Morgans shall not be deemed to have made any other representation or warranty to DLJMB in connection with this Agreement or the transactions contemplated hereby, and no other Person shall be deemed to have made any representation or warranty to DLJMB in connection with this Agreement or the transactions contemplated hereby.

7.             ADDITIONAL COVENANTS

7.1.         Access to Information.  The Morgans Parties shall, to the extent permitted and authorized under the terms of the Acquisition Agreements, reasonably request that the Selling Parties, fully cooperate with any due diligence investigation by DLJMB and its representatives of the Acquired Assets.  Without limiting the foregoing, to the extent that any of the following is permitted and authorized under the terms of the Acquisition Agreements, the Morgans Parties shall permit, and the Morgans Parties shall use reasonable efforts to cause the Selling Parties to permit, DLJMB and its representatives (including legal counsel and accountants) (i) to have full access during normal business hours to all premises, properties, books, records, financial information, contracts, documents, employees, personnel, agents or other representatives of the Selling Parties or related to the Acquired Assets, (ii) to make copies of any such books, records, financial information, contracts or documents, (iii) to enter, inspect and perform testing on any properties, assets and equipment that comprise the Acquired Assets, and (iv) have access to the work papers of the independent accountants of any of the Selling Parties.  In addition, promptly upon request of DLJMB or its representatives, the Morgans Parties shall, and the Morgans Parties shall, to the extent permitted and authorized under the terms of the Acquisition Agreements, reasonably request that the Selling Parties promptly furnish all such additional documents and information with respect to the Selling Parties and Acquired Assets as DLJMB or its representatives shall reasonably request.  To the extent that the Selling Parties do not permit DLJMB access to the books, records, financial information, contracts, documents or other information as provided in this Section 7.1, upon DLJMB’s request, the Morgans Parties will promptly request copies of such books, records, financial information, contracts, documents or other information from the Selling Parties and deliver such materials to DLJMB, to the extent permitted and authorized under the terms of the Acquisition Agreements.

7.2.         Payment of Expenses by Holdings.  Morgans represents and warrants to DLJMB that as of the date of this Agreement the Morgans Parties have paid in connection with this Agreement, the Acquisition Agreements and the transactions contemplated hereby and thereby only the out-of-pocket costs and expenses (including legal, accounting and financing expenses) listed and described on Schedule 7.2.  Schedule 7.2 also sets forth Morgans’ reasonable estimate of the additional out-of-pocket costs and expenses the Morgans Parties and Holdings expect to incur in connection with this Agreement, the Acquisition Agreements and the transactions contemplated hereby and thereby through the Closing Date.  At least three (3) business days prior to the Closing, Morgans shall provide DLJMB with a reasonably updated and detailed list of all out-of-pocket costs and expenses incurred or reasonably expected to be incurred by the Morgans Parties or Holdings since the date of this Agreement through the Closing and related to the transactions contemplated by this Agreement and the Acquisition Agreements.  Upon the Closing, DLJMB and Morgans shall cause Holdings to pay all reasonable out-of-pocket costs and expenses of the Morgans Parties related to the transactions contemplated by this Agreement and the Acquisition Agreements, including, without limitation, any costs and expenses incurred or reasonably expected to be incurred through the Closing in connection with the Credit Facility Commitment Letter and the Permanent Financing Term Sheet (collectively, the “Morgans Expenses”), in each case, to the extent that such Morgans Expenses are not applied to the Morgans Initial Capital Commitment in accordance with Section 3.2(b), by wire transfer of immediately available funds to an account designated by Morgans.  At least three (3) business days prior to the Closing, DLJMB shall provide Morgans with a reasonably detailed list of all out-of-pocket costs and expenses incurred or reasonably expected to be incurred through the Closing by it related to the transactions contemplated by this Agreement and the Acquisition Agreements.  Upon the Closing, DLJMB and Morgans shall cause Holdings to pay all reasonable out-of-pocket costs and expenses of DLJMB related to the transactions contemplated by this Agreement and the Acquisition Agreements, including, without limitation, any costs and expenses incurred or reasonably expected to be incurred through the Closing in connection with the Permanent Financing Term Sheet (collectively, the “DLJMB Expenses”), by wire transfer of immediately available funds to an account designated by DLJMB.  Notwithstanding anything to the contrary in this Section 7.2, costs (a) incurred by Morgans and DLJMB for filing fees, fees and expenses of their respective outside counsel and other fees and expenses reasonably relating to the preparation, negotiation and finalization of this Agreement, the LLC Agreement, the Management Agreement, the Casino Lease, the Technical Services Agreement, the Debt Financing and the applications for the Gaming Approvals and (b) attorneys’ fees and expenses paid or payable by Morgans to its outside counsel in connection with the preparation, negotiation and finalization of the Acquisition Agreements and the consummation of the transactions contemplated thereby, shall be deemed to be part of the Morgans Expenses or the DLJMB Expenses, as applicable, and paid or reimbursed by Holdings in accordance with this Section 7.2; provided, however, that, in the case of the Morgans Expenses, such amounts shall be paid or reimbursed to Morgans only to the extent not applied to the Morgans Initial Capital Commitment in accordance with Section 3.2(b).

7.3.         Actions Relating to the Acquisition Agreements.  The Morgans Parties will disclose to DLJMB in writing, promptly (within three (3) Business Days) after Morgans has Knowledge thereof (without obligation of reasonable inquiry), (i) any Breach, variance, update or modification of or to any material representations or warranties of any party to any of the Acquisition Agreements, (ii) any Breach or variance of or to any material covenant or agreement of any party to any of the Acquisition Agreements, (iii) any notice, request for waiver, consent, approval or amendment (in each case made in writing) to or regarding any of the Acquisition Agreements by any party to any of the Acquisition Agreements, or (iv) any material request to enter into any new or additional agreements, arrangements, terms or conditions (by any Person) binding upon the Acquired Assets or related to the transactions contemplated by the Acquisition Agreements or this Agreement or to which any of the Selling Parties or any of their Affiliates are party.  Without the prior written consent of DLJMB, which may not be unreasonably withheld, delayed or conditioned, the Morgans Parties shall not (a) intentionally Breach any material representation, warranty, covenant or agreement in any of the Acquisition Agreements, (b) give any material notice under or request any waiver, approval, supplement or amendment to any of the Acquisition Agreements, (c) grant any material waiver or approval related to any of the Acquisition Agreements or enter into or agree to any supplement or amendment to any of the Acquisition Agreements, or (d) enter into any material new or additional agreements, arrangements, terms or conditions (with any Person) binding upon the Acquired Assets or relating to the transactions contemplated by the Acquisition Agreements or this Agreement or which otherwise involve the Selling Parties (other than in connection with any financing in accordance with Section 7.4).  Notwithstanding the foregoing sentence, the Morgans Parties shall be permitted to take the actions contemplated by the Merger Agreement to retire, redeem or defease the HRH Bonds pursuant to Section 4.4 thereof without the prior written consent of DLJMB, except that (other than as set forth in Schedule 7.3) DLJMB’s prior written consent shall be required for any premiums or amounts necessary to defease the HRH Bonds paid or to be paid to holders of the HRH Bonds that exceed (for each $1,000 principal amount of HRH Bonds tendered or defeased) the Treasury Calculation Amount (as defined in the Merger Agreement).  The Morgans Parties shall use their reasonable best efforts to cause the conditions to closing in the Acquisition Agreements to be satisfied and to consummate the transactions contemplated therein.  Notwithstanding this Section 7.3, if Morgans has reasonable grounds to conclude that a Material Adverse Effect has occurred or is reasonably likely to occur, then the Morgans Parties may, without the consent of DLJMB, deliver written notices under the Acquisition Agreements to terminate such agreements in accordance with their terms.  If DLJMB has reasonable grounds to conclude that a Material Adverse Effect has occurred or is reasonably likely to occur, then DLJMB may in its discretion notify Morgans in writing of its election to cause the Morgans Parties to terminate the Acquisition Agreements, in which case the Morgans Parties shall promptly deliver written notices under the Acquisition Agreements to terminate such agreements in accordance with their terms (the “DLJMB Termination Notices”).  In the event that Morgans is required to deliver the DLJMB Termination Notices, Morgans shall at the direction of DLJMB diligently and promptly pursue and enforce all rights and remedies of the Morgans Parties under the Acquisition Agreements for the return of the Escrow Deposits to the Morgans Parties.  Without limiting the generality of the foregoing, in the reasonable discretion of DLJMB, Morgans shall commence litigation, arbitration or other proceedings against the Selling Parties to enforce such rights and remedies, which shall be prosecuted according to DLJMB’s instructions and, at DLJMB’s election, by counsel selected and retained by DLJMB in its reasonable discretion; provided, however, that DLJMB shall not settle such litigation, arbitration or proceedings without Morgans’ consent, which consent shall not be unreasonably withheld, delayed or conditioned.  The costs and expenses incurred by Morgans to prosecute such litigation, arbitration or proceedings shall be promptly reimbursed by DLJMB; provided, that if all or any portion of the Escrow Deposits are returned to the Morgans Parties as a result of the conclusion or settlement of such litigation, arbitration or other proceedings, then the parties shall equally bear the costs and expenses thereof (and Morgans shall promptly after such conclusion or settlement pay to DLJMB one-half of any such costs and expenses previously reimbursed by DLJMB).

7.4.         Actions with Respect to Debt Financing.   The Morgans Parties will perform all obligations required to be performed by them in accordance with and pursuant to the Credit Facility Commitment Letter, will use their commercially reasonable efforts to maintain the same in full force and effect, and will not amend, terminate or waive any material provisions under such Credit Facility Commitment Letter without the prior written consent of DLJMB, which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that any failure by DLJMB to approve material changes to the economic terms of the Debt Financing shall not be deemed to be unreasonable).  DLJMB and Morgans shall reasonably cooperate with each other in (a) seeking a commitment letter from Column with respect to the Debt Financing contemplated in the Permanent Financing Term Sheet; (b) negotiating definitive documentation regarding such Debt Financing and any substitute or additional financing; (c) providing such information as the other may reasonably request regarding the status of such financing and negotiations; and (d) causing the Debt Financing contemplated by the Permanent Financing Term Sheet to be funded on the Closing Date.  Without limiting the generality of the foregoing clause (a), but subject to the next two sentences, DLJMB or an Affiliate of DLJMB (as required by the lender) and Morgans agree to provide, on a joint and several basis (to the extent required), the guarantees and other assurances contemplated by the Credit Facility Commitment Letter, including, without limitation, any customary non-recourse (“bad boy”) assurances that any lender or other financing source under the Credit Facility Commitment Letter may request; provided that the parties shall enter into the Indemnity Agreement which shall govern each party’s liabilities to the other with respect to such assurances.  With respect to the completion guaranty referred to in the Permanent Financing Term Sheet, each of Morgans and DLJMB or an Affiliate of DLJMB (as required by the lender) shall share ratably in any liability under such completion guaranty in accordance with their Percentage Interests (as defined in the LLC Agreement) provided, however, that Morgans will be responsible for the first Fifty Million Dollars ($50,000,000) (the “Initial Completion Guaranty Costs”) of such liability provided that (a) DLJMB and its Affiliates shall have fully funded (including for purposes of this paragraph, by posting letters of credit with respect to, and the funding of all such letters of credit by the issuer thereof) all of the expansion equity capital required to secure debt financing for the Approved Development Budget for the Expansion Project (each as defined in the LLC Agreement) (except to the extent that Morgans has elected to fund up to its pro rata portion thereof or a new equity source shall have funded a portion of the expansion capital as described in the next clause), (b) if applicable, any new source of equity financing pursuant to the LLC Agreement shall have fully funded its required equity in connection with the expansion (or if such party fails to so fund its contribution, DLJMB or its designee has fully funded such amount), (c) the construction lender shall have funded the construction loan proceeds as required pursuant to the construction loan agreement, and (d) any cost or liability under such completion guaranty does not arise due to changes by the board of directors of Holdings to the scope or budget of the Expansion Project (as defined in the LLC Agreement).  With respect to the letter of credit or guaranty referred to in the section of the Permanent Financing Term Sheet entitled “Mandatory Prepayment — Scheduled Amortization Payments,” each of Morgans and DLJMB or an Affiliate of DLJMB (as required by the lender) shall share on an equal basis in any liability under such letter of credit or guaranty.  Each of Morgans and DLJMB will provide prompt written notice to the other (i) if it has Knowledge (in the case of Morgans) or knowledge (in the case of DLJMB) that the financing contemplated by the Credit Facility Commitment Letter will not be made available to the Morgans Parties or Holdings on the Closing Date and (ii) following any receipt of notification in writing by any financing source under the Credit Facility Commitment Letter or in connection with any substitute debt or other financing of such source’s refusal or intended refusal to provide the financing described in the applicable Credit Facility Commitment Letter and, in each case, the stated reasons therefor (if any).  In any such event, Morgans and DLJMB will use their commercially reasonable efforts to arrange substitute financing on terms and conditions reasonably satisfactory to Morgans and DLJMB as promptly as practicable (it being understood that any failure by either party to approve material changes to the economic terms of the Debt Financing shall not be deemed to be unreasonable).  Neither the Morgans Parties nor Holdings or any of its subsidiaries, on the one hand, and DLJMB, on the other hand, will enter into or execute any agreements, arrangements, documents or instruments related to the financing contemplated by the Credit Facility Commitment Letter, any substitute or additional financing or any other Debt Financing, without the prior written consent of DLJMB or Morgans, as applicable, which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that any failure by DLJMB or Morgans to approve material changes to the economic terms of the Debt Financing shall not be deemed to be unreasonable).  Morgans and DLJMB shall promptly provide the other with copies of all draft and final agreements, documents and instruments related to the Debt Financing.

7.5.         Gaming Approvals.  Each of DLJMB and Morgans shall use its reasonable best efforts to cause the Persons listed under its name on Schedule 7.5 (or, alternatively, such of those Persons who, based on the advice of both Snell & Wilmer, L.L.P. and Schreck Brignone, are required to so file gaming applications in connection with obtaining the Gaming Approvals) to promptly as practicable, but in no event later than December 12, 2006 (or, with respect to such individuals not required in the opinion of both such firms to file gaming applications by December 12, 2006, such other date as both firms shall advise would be sufficient to obtain the Gaming Approvals on or prior to January 27, 2007), file or cause to be filed gaming applications in connection with obtaining the Gaming Approvals, and thereafter to promptly respond to requests for additional information or documents as reasonably requested by the Gaming Authorities and cause counsel to such party to schedule and attend any hearings or meetings with Gaming Authorities as reasonably necessary.  Each party shall (a) notify the other party of the receipt of any comments or requests from the Gaming Authorities with respect to such applications, (b) upon the reasonable request by the other party, supply it with copies of all such correspondence, and (c) otherwise keep the other party reasonably informed of the status of such applications.  Notwithstanding anything to the contrary, nothing herein shall require DLJMB to submit, or cause the submission of, gaming applications for Persons other than the investment committee of DLJ Merchant Banking Partners IV, L.P.

7.6.         Exclusivity.  The Morgans Parties will not, will cause Holdings not to and each of the Morgans Parties will cause their respective officers, directors, affiliates, representatives and agents not to, directly or indirectly, solicit, initiate or knowingly encourage any inquiries or proposals from, discuss or negotiate with, provide any information to, or enter into any contract or agreement with, any Person (other than DLJMB and its representatives) relating to (i) any merger, consolidation, reorganization, business combination, asset sale, stock sale, equity investment or similar transaction involving the Acquired Assets or Holdings, or (ii) any equity investment, partnership, joint venture or other transactions in connection with the Acquired Assets that is similar in structure or purpose to those contemplated by this Agreement (except as disclosed to and approved by DLJMB in writing).  Notwithstanding the preceding sentence, the parties acknowledge that the Morgans Parties have had and may have discussions with interested parties with respect to potential transactions (to be consummated after Closing) regarding real estate and intellectual property comprising a part of the Acquired Assets; provided that no agreement may be entered into as a result of such discussions except in accordance with the provisions of Section 7.3.  The Morgans Parties will, and will cause their respective officers, directors, affiliates, representatives and agents to, promptly notify DLJMB if any proposal, with respect to the foregoing, or any inquiry or contact with any Person with respect thereto is made, and such notification shall contain the material terms of such proposal, inquiry or contact.

7.7.         Cooperation by DLJMB.  Subject to the other terms and conditions of this Agreement, DLJMB shall reasonably cooperate with the Morgans Parties and use its commercially reasonable efforts to assist the Morgans Parties, Holdings and/or its subsidiaries as the borrower under the Credit Facility Commitment Letter (in all cases, except as provided in the Credit Facility Commitment Letter, without being obligated to make any payment, guarantee any indebtedness or otherwise incur liability to any third party) to consummate the closings contemplated by the Acquisition Agreements and the Credit Facility Commitment Letter, including (without limitation) (a) providing to the lender under the Credit Facility Commitment Letter any documents, agreements, information and materials relating to DLJMB as such lender may reasonably request, (b) subject to DLJMB’s approval rights under Section 7.4, executing all closing documents, certificates or agreements as such lender may reasonably request to consummate the Credit Facility Commitment Letter or as the Morgans Parties may reasonably to consummate the closing under the Acquisition Agreements, and (c) organizing the subsidiaries contemplated in the Proposed Transaction Structure Chart attached hereto as Exhibit G.  Nothing in this Section 7.7 shall be deemed to require DLJMB to take any action, or cause any Affiliate to take any action, with respect to the Gaming Approvals, which shall be governed exclusively by Section 7.5

7.8.         Actions with Respect to Equity Financing.  DLJMB will use its commercially reasonable efforts to maintain the Equity Commitment Letter in full force and effect, and will not amend, terminate or waive any provisions under such Equity Commitment Letter without the prior written consent of Morgans, which consent shall not be unreasonably withheld, delayed or conditioned.  DLJMB will not enter into or execute any agreements, arrangements, documents or instruments related to the financing contemplated by the Equity Commitment Letter, without the prior written consent of Morgans, which consent shall not be unreasonably withheld, delayed or conditioned.  On or before the third (3rd) business day after the date hereof, DLJMB shall deliver to Morgans an amendment to the Equity Commitment Letter, which amendment shall provide for an additional commitment of Twenty Million Dollars ($20,000,000) of equity capital by the applicable parties thereto on the same terms and conditions provided in the Equity Commitment Letter prior to its amendment.

7.9.         Actions with Respect to Casino Lease.  Morgans shall not, and shall not permit Merger Sub to, amend, terminate or waive any provisions under such Casino Lease without the prior written consent of DLJMB, which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that any failure by DLJMB to approve material changes to the economic terms of the Casino Lease shall not be deemed to be unreasonable).  Morgans will, and will cause Merger Sub to, perform all obligations required to be performed by them in accordance with and pursuant to the Casino Lease, and will use their commercially reasonable efforts to maintain the same in full force and effect.

7.10.       Confidentiality.  Unless otherwise agreed to in writing by the other party, each of DLJMB and Morgans, on behalf of itself and its Representatives, agrees (i) except as required by law, rule or regulation (including the regulations of the Securities and Exchange Commission), to keep confidential and not to disclose or reveal any Confidential Information (as defined below) to any Person (other than such party’s Representatives), and (ii) not to use Confidential Information for any purpose other than in connection with its performance of its obligations hereunder and the consummation of the transactions contemplated hereby, and its investment in Holdings.  In the event that either DLJMB or Morgans or their respective Representatives are requested pursuant to, or required by, law or legal process to disclose any Confidential Information, each of them agrees that it will provide the other with prompt notice of such request or requirement in order to enable the other to seek an appropriate protective order or other remedy (and if the other party seeks such an order, such Person will provide such cooperation as the other party  shall reasonably request) or to consult with such other party with respect to taking steps to resist or narrow the scope of such request or legal process.

“Confidential Information” means all information about Morgans and its Affiliates (the “Morgans Parties”), DLJMB and its Affiliates (the “DLJMB Parties”) or the transactions contemplated hereby, which is furnished by or on behalf of the Morgans Parties or the DLJMB Parties, as applicable,  to the other party or its Representatives, whether furnished before or after the date hereof, whether oral or written, and regardless of the manner or form in which it is furnished, including, without limitation, all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by any DLJMB Party or Morgans Party which contain, reflect or are based upon, in whole or in part, the information furnished to any such Person by the other party or its Representatives.  Confidential Information does not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by any such Person in violation of this Agreement or other obligation of confidentiality, (ii) was available to any such Person on a non-confidential basis prior to its disclosure by  such other party, or (iii) becomes available to any such party on a non-confidential basis from a Person  who is not prohibited from disclosing such information by a legal or contractual obligation

7.11.       Approved Development Budget.  Morgans and DLJMB acknowledge and agree that the timely completion of the Expansion Project (as defined in the LLC Agreement) is critical to the success of the joint venture contemplated by this Agreement.  Morgans and DLJMB covenant and agree to use good faith and diligent efforts to cooperate with each other to finalize the preliminary development budget for the Expansion Project attached hereto as Exhibit K.

8.             TERMINATION.

8.1.                            Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of Morgans and DLJMB;

(b)           by Morgans, by written notice to DLJMB, if (i) DLJMB shall have breached or failed to perform in any material respect any of its representations, warranties, covenants (including, without limitation, Section 7.5) or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 4.2 (the “Morgans Condition Failure”), and (ii) such Morgans Condition Failure is incapable of being cured by DLJMB or, if curable, is not cured by DLJMB within three (3) business days following receipt of written notice from Morgans of such Morgans Condition Failure;

(c)           by DLJMB, by written notice to Morgans, if (i) the Morgans Parties shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 4.1 (the “DLJMB Condition Failure”), and (ii) such DLJMB Condition Failure is incapable of being cured by Morgans or, if curable, is not cured by Morgans within three (3) business days following receipt;

(d)           by DLJMB or Morgans, by written notice to the other, if the Merger Agreement has been terminated; or

(e)           by either Morgans or DLJMB, by written notice to the other, if the Closing has not occurred on or before the Outside Date (as defined in the Merger Agreement as in effect on the date hereof); provided, however, that if the Outside Date under the Merger Agreement has been extended to allow for additional time to obtain the Gaming Approvals (the terms of which extension, notwithstanding anything to the contrary in this Agreement, may be agreed to by Morgans without the consent of DLJMB, so long as after giving effect to any such extension the terms of the transactions contemplated by this Agreement and the Acquisition Agreements taken as a whole are substantially similar to the economic or other terms of the transactions contemplated by this Agreement and the Acquisition Agreements taken as a whole prior to such extension), then the Outside Date for purposes of this Agreement shall be extended to the new Outside Date under the Merger Agreement, not to occur subsequent to the earlier of June 11, 2007 and the expiration date of the Credit Facility Commitment Letter.

Notwithstanding anything contained in this Agreement to the contrary, except as provided in Section 8.1(a), in no event shall a party who has breached or failed to perform in any material respect any if its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of, in the case of a breach of failure to perform by Morgans, a condition set forth in Section 4.1 and, in the case of a breach of failure to perform by DLJMB, a condition set forth in Section 4.2, to be satisfied on or before the Outside Date.

8.2.         Effect of Termination.  In the event of termination of this Agreement by either Morgans or DLJMB as set forth above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 7.2, Section 8.1, this Section 8.2, Section 8.3, Article 9 and Article 10, which provisions shall survive the termination of this Agreement).

8.3.                            Escrow Deposits.

(a)           Each party acknowledges and agrees that notwithstanding DLJMB’s entry into this Agreement and obligation to provide the DLJMB Initial Capital Commitment, subject to the terms and conditions of this Agreement, DLJMB shall have no obligation or liability to any Person with respect to the Escrow Deposits, including without limitation any obligation or liability to the Morgans Parties as a result of any failure of all or any portion of the Escrow Deposits to be returned or credited to the Morgans Parties.

(b)           Notwithstanding the foregoing if (A) the Merger Agreement is terminated pursuant to Section 6.1(e) thereof by the Selling Parties (other than as a result of the Morgans Parties material Breach of any representation, covenant or condition of the Merger Agreement) and (B) prior to such termination by the Selling Parties all of the conditions set forth in Section 4.1 of this Agreement to the obligations of DLJMB shall have been satisfied or waived by DLJMB (except for the occurrence of the Closing as referenced in Section 4.1(c)), then in the event that the failure of the Closing to occur on or prior to the Outside Date (as defined in the Merger Agreement) was:

(i)            primarily caused by DLJMB’s Breach of its material obligations hereunder; or

(ii)           not primarily caused by any Breach by either the Morgans Parties or DLJMB of their respective material obligations hereunder; or

(iii)          attributable to the election of DLJMB to cause the Morgans Parties to deliver the DLJMB Termination Notices to the Selling Parties prior to the Outside Date, which termination is either (A) sent by Morgans at the direction of DLJMB without the concurrence of Morgans, or (B) sent jointly by Morgans and DLJMB;

(c)           If, as a result of the foregoing matters described in Section 8.3(b), the Escrow Deposits are either released to the Selling Parties pursuant to the terms of the Merger Agreement or not released to either the Selling Parties or the Morgans Parties pending the resolution of any dispute related thereto, then, in each case, DLJMB shall pay the Break-Up Amount to Morgans on the 20th business day after the earliest of (x) the date on which the Escrow Deposits are released to the Selling Parties pursuant to Section 6.2(b)(v) of the Merger Agreement, (y) the date on which all disputes relating to the release of such Escrow Deposits are finally resolved and (z) the second anniversary of the termination date of the Merger Agreement.

(d)           If DLJMB is required to pay Morgans the Break-Up Amount under the circumstances described in Section 8.3(b)(iii) above, then DLJMB shall pay to Morgans, concurrently with the payment of the Break-Up Amount, interest on the Break-Up Amount, for the period beginning on the termination date of the Merger Agreement to the date on which the Escrow Deposits are released to the Selling Parties in accordance with Section 8.3(c), at a rate per annum equal to the interest earned on the Escrow Deposits for the same period.  In the event that after DLJMB has paid Morgans the Break-Up Amount all or any portion of the Escrow Deposits are returned or credited to the Morgans Parties, then Morgans shall promptly repay to DLJMB (i) half of such returned or credited amount and (ii) a pro rata portion of the amount of interest it received from DLJMB on the Break-Up Amount calculated based on the proportion such returned or credited amount bears to the entire Break-Up Amount.

(e)           Any payment pursuant to this Section 8.3 shall be made by the payor to the payee via wire transfer of immediately available funds to a bank account designated by the payee at least three (3) business days prior to the applicable payment date.

(f)            The payment by DLJMB of any amounts required to be paid by this Section 8.3 shall be the sole remedy of the Morgans Parties against DLJMB and its Affiliates in the event that the all or any portion of the Escrow Deposits are not returned or credited to the Morgans Parties, which payments shall be compensation and liquidated damages as provided in Section 8.3(g).

(g)           BY INITIALING BELOW,

On behalf of Morgans:	On behalf of DLJMB:

Initials: ES	Initials: SR
Name: W. Edward Scheetz	Name: Steven Rattner
Title:	Title:

EACH OF THE PARTIES HERETO AGREES THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX ACTUAL DAMAGES IF ALL OR ANY PORTION OF THE ESCROW DEPOSITS ARE NOT RETURNED OR CREDITED TO THE MORGANS PARTIES UNDER THE ACQUISITION AGREEMENTS, AND, THEREFORE, EACH OF THE MORGANS PARTIES AND DLJMB AGREES THAT THE PAYMENTS PROVIDED IN SECTION 8.3 SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF THE MORGANS PARTIES FROM DLJMB AND ITS AFFILIATES UPON, AND LIQUIDATED DAMAGES FOR, ANY FAILURE OF THE ESCROW DEPOSITS TO BE RETURNED OR CREDITED TO THEM, AND SUCH REMEDY SHALL BE LIMITED TO THE PAYMENT STIPULATED IN SECTION 8.3.

9.             INDEMNIFICATION

9.1.         Survival of Representations and Warranties.  The representations and warranties in this Agreement and the Schedules attached hereto shall survive the Closing and terminate on the date which is one year (1) year after the Closing Date; provided that any representation or warranty in respect of which indemnity may be sought under Section 9.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 with respect to a specific alleged breach thereof if written notice of such inaccuracy or breach giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when Losses in respect thereof may actually be incurred).  The representations and warranties in this Agreement and the Schedules attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive for the periods set forth in this Section 9.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s officers, directors, shareholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder.

9.2.                            General Indemnification.

(a)           Indemnification by Morgans.  Morgans shall indemnify DLJMB and save and hold DLJMB harmless against and pay on behalf of or reimburse DLJMB as and when incurred for any Losses which it may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach of any representation or warranty of Morgans under this Agreement or any of the Schedules attached hereto, or in any of the documents or certificates furnished by any of them pursuant to this Agreement (other than the Acquisition Agreements); (ii) any nonfulfillment or breach of any covenant, agreement or other provision by Morgans, under this Agreement or any of the Schedules attached hereto required to be performed or complied with by any of them at or prior to the Closing; and (iii) any nonfulfillment or breach of any covenant, agreement or other provision by Morgans under this Agreement or any of the Schedules attached hereto required to be performed or complied with by any of them after the Closing.

(b)           Indemnification by DLJMB.  DLJMB shall indemnify Morgans and save and hold it harmless against and pay on behalf of or reimburse Morgans as and when incurred for any Losses which it may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach of any representation or warranty of DLJMB under this Agreement or any of the Schedules attached hereto, or in any of the documents or certificates furnished by it pursuant to this Agreement; (ii) any nonfulfillment or breach of any covenant, agreement or other provision by DLJMB under this Agreement or any of the Schedules attached hereto required to be performed or complied with by it at or prior to the Closing; and (iii) any nonfulfillment or breach of any covenant, agreement or other provision by DLJMB under this Agreement or any of the Schedules attached hereto required to be performed or complied with by any of them after the Closing, in each case, other than Losses for which DLJMB is required to pay Morgans liquidated damages pursuant to Section 8.3.  Notwithstanding anything to the contrary, the maximum amount of Losses for which DLJMB shall be liable for any breach or nonfulfillment of any or all representations, warranties, covenants, agreements or other provisions of this Agreement or any Schedule attached hereto, or for any other Losses arising under or relating to this Agreement or such Schedules, shall be Twenty Five Million Dollars ($25,000,000) (“DLJMB’s Cap”).  For the avoidance of doubt, if DLJMB is required to pay Twenty Five Million Dollars ($25,000,000) of liquidated damages pursuant to Section 8.3, then the amount of DLJMB’s Cap shall be reduced to zero (0).

(c)           Manner of Payment.  In the event that the Merger Agreement is terminated prior to Closing, DLJMB shall not be required to make any payment to Morgans pursuant to this Section 9.2 until all disputes relating to the Escrow Deposits have been finally resolved.  Subject to the preceding sentence, any indemnification obligation of DLJMB or Morgans pursuant to this Section 9.2 shall be paid within ten (10) days after the determination thereof.  Any such indemnification payment shall be effected by wire transfer of immediately available funds from the Indemnitor to a bank account designated by the Indemnitee.  Any indemnification payment shall include interest at the rate of three percent (3%) per annum calculated on the basis of the actual number of days elapsed from the date any such Loss is suffered or sustained to the date of payment.

(d)           Defense of Third Party Claims.  Any person making a Claim for indemnification under this Section 9.2 (an “Indemnitee”) shall notify  the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim (a “Claim”) against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof, provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated pursuant to this Agreement to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder.  The Indemnitor shall be entitled to participate in the defense of such Claim giving rise to an Indemnitee’s Claim for indemnification at the Indemnitor’s expense, and at the Indemnitor’s option (subject to the limitations set forth below) shall be entitled at any time to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense, provided that, prior to the Indemnitors assuming control of such defense the Indemnitor shall first (i) verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such Claim for indemnification and that it shall provide full indemnification (whether or not otherwise required hereunder) to the Indemnitee with respect to such Claim giving rise to such Claim for indemnification hereunder and (ii) enter into an agreement with the Indemnitee in form and substance satisfactory to the Indemnitee which agreement unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding, investigation or facts giving rise to such Claim for indemnification hereunder; and provided, further, that: (x) the Indemnitee shall be entitled to participate in the defense of such Claim and to employ counsel of its choice for such purpose, provided that the reasonable fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any reasonable fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the reasonable fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee); (y) the Indemnitor

shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (A) the Claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnitee reasonably believes an adverse determination with respect to the Claim giving rise to such Claim for indemnification would be materially detrimental to or materially injure the Indemnitee’s reputation or future business prospects; (C) the Claim seeks an injunction or equitable relief against the Indemnitee; (D) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; or (E) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Claim; and (z) if the Indemnitor shall control the defense of any such Claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a Claim or ceasing to defend such Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such Claim, without prejudice.

9.3.                            Survival.  This Article 9 shall survive the termination of this Agreement.

10.          MISCELLANEOUS

10.1.       Public Statements.  No party or its Affiliates or representatives will make any public statement regarding the existence of or the details of the matters contemplated by this Agreement without the prior written consent of the other parties hereto, and the parties hereto will consult with each other upon any issued news release with respect to such arrangements, unless such party is compelled to make such statements by judicial or administrative process or in the reasonable opinion of its counsel by the requirements of law or the applicable regulations of any relevant stock exchange, gaming authorities or other Governmental Body.

10.2.       Injunctive Relief.  Each party hereto acknowledges that it will be impossible to measure in money the damages that shall be suffered if any party fails to comply with any of the obligations herein imposed on such party and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law.  Any such Person shall, therefore, be entitled to injunctive relief and/or specific performance (without the requirement of posting a bond or other security) to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at law.

10.3.       Governing Law/Choice of Law and Forum.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the choice of law principle thereof).  All Claims, demands, controversies, disputes, actions or causes of action of any nature or character arising out of or in connection with this Agreement, whether legal or equitable, known or unknown, contingent or otherwise shall be resolved in the United States District Court for the Southern District of New York and any appellate courts thereto, or if federal jurisdiction is lacking, then the courts of the State of New York.  The prevailing party in any such action shall be entitled to reasonable attorneys’ fees and costs.

10.4.       Entire Agreement; Amendment; Waiver.  This Agreement together with the Exhibits and Schedules hereto (a) contain the entire agreement among the parties with respect to the subject matter hereof, and (b) supersede all prior written agreements and negotiations and oral understandings, if any, with respect thereto.  This Agreement may not be amended, supplemented or modified except by an instrument or counterparts thereof in writing signed by Morgans and DLJMB.  No waiver of any term or provision of this Agreement shall be effective unless in writing signed by the party to be charged.  The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

10.5.       Binding Effect/Nonassignment.  This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by (i) Morgans to any Person that is not its Affiliate without the prior written consent of DLJMB or (ii) by DLJMB to any Person that is not its Affiliate without the prior written consent of Morgans.

10.6.       Invalidity of Provision.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

10.7.       Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by (a) personal delivery, or (b) overnight DHL, FedEx, UPS or other similar courier service, or shall be transmitted by facsimile (provided that a copy of such facsimile transmission together with confirmation of such facsimile transmission is delivered to the addressee in the manner provided in (a) or (b) above by no later than the second (2nd) business day following such transmission), to the following addresses:

If to DLJMB:

DLJ Merchant Banking Partners IV, L.P.

Eleven Madison Avenue, 16th Floor

New York, NY 10010

Attention:  Steven Rattner

Facsimile:  (646) 935-7910

with a copy to:

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, CA 90071-2007

Attention:  Thomas C. Sadler, Esq.

Facsimile:  (213) 891-8763

If to Morgans:

Morgans Hotel Group

475 Tenth Avenue

New York, New York 10018

Attention:  David Smail

Facsimile:  (212) 277-4172

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Stephen G. Gellman, Esq.

Facsimile:  (212) 403-2000

or to such other address as any party shall hereafter specify by notice in writing to the other parties.  Any such notice or communication shall be deemed to have been received by the party to whom such notice or other communication is sent upon (i) delivery to the address of the recipient party (or transmission by facsimile to the facsimile number of the recipient party), provided that such delivery is made prior to 5:00 p.m. (local time for the recipient party) on a business day, and otherwise the following business day, or (ii) the attempted delivery of such notice or other communication if such recipient party refuses delivery.

10.8.       Headings; Execution in Counterparts.  The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

10.9.       No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

10.10.     Amended and Restated Terms.  This Agreement amends, restates, modifies and supersedes in its entirety the Contribution Agreement between the parties hereto, dated as of November 7, 2006, as amended prior to the date hereof.

10.11.     Survival.  This Article 10 shall survive the termination of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MORGANS HOTEL GROUP CO.,
a Delaware corporation

By:	/s/ W. Edward Scheetz
Name: W. Edward Scheetz
Title:

DLJ MB IV HRH, LLC,
a Delaware limited liability company

By:	/s/ Steven Rattner
Name: Steven Rattner
Title:

S-1